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                                                                  EXHIBIT (A)(5)

TM CAPITAL CORP
ONE BATTERY PARK PLAZA
NEW YORK, NEW YORK 10004

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                             GAMMA BIOLOGICALS, INC.
                                       AT
                               $5.40 NET PER SHARE
                                       BY
                          GAMMA ACQUISITION CORPORATION
                            A WHOLLY OWNED SUBSIDIARY
                                       OF
                                  IMMUCOR, INC.

--------------------------------------------------------------------------------
                 THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00
              MIDNIGHT, EASTERN TIME, ON FRIDAY, OCTOBER 23, 1998,
                          UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

                                                            September 25, 1998


To Brokers, Dealers, Commercial
Banks, Trust Companies and Other Nominees:

         We have been appointed by Gamma Acquisition Corporation, a Texas corporation ("Purchaser") and a wholly owned subsidiary of Immucor, Inc., to act as Dealer Manager in connection with Purchaser's offer to purchase all of the outstanding shares of common stock, par value $.10 per share (the "Shares"), of Gamma Biologicals, Inc. (the "Company"), at $5.40 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in Purchaser's Offer to Purchase dated September 25, 1998 (the "Offer to Purchase") and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

         THE OFFER IS SUBJECT TO SEVERAL CONDITIONS CONTAINED IN THE OFFER TO PURCHASE INCLUDING THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER AT LEAST 67% OF THE SHARES THEN OUTSTANDING ON A FULLY DILUTED BASIS. CERTAIN DIRECTORS AND SHAREHOLDERS HOLDING APPROXIMATELY 15.6% OF THE OUTSTANDING SHARES ON A FULLY DILUTED BASIS HAVE AGREED TO TENDER THEIR SHARES. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN

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THE OFFER TO PURCHASE. SEE INTRODUCTION AND SECTIONS 1 AND 13 IN THE OFFER TO
PURCHASE.

         For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

                  1. Offer to Purchase dated September 25, 1998;

                  2. Letter of Transmittal to tender Shares for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding (facsimile copies of the Letter of Transmittal may be used to tender Shares);

                  3. Notice of Guaranteed Delivery to be used to accept the Offer if the certificates for the Shares being tendered and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase) or if procedures for book-entry transfer cannot be completed by the Expiration Date;

                  4. A printed form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

                  5. A letter to shareholders of the Company from David E. Hatcher, Chief Executive Officer and Chairman of the Board of Gamma Biologicals, Inc., together with a Solicitation/Recommendation Statement on Schedule 14D-9, filed with the Securities and Exchange Commission by the Company and mailed to shareholders of the Company recommending that the Company's shareholders accept the Offer and tender their Shares.

         YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT EASTERN TIME, ON FRIDAY, OCTOBER 23, 1998, UNLESS THE OFFER IS EXTENDED.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and pay for the Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for the Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for the Shares or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, pursuant to the procedures described in "Section 2. Procedures for Tendering Shares" of the Offer to Purchase, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer, and all other documents required by the Letter of Transmittal.

         If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents on or prior to the Expiration Date or to comply with the book-entry


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 transfer procedure on a timely basis, a tender may be effected by following the guaranteed delivery procedures specified in "Section 2. Procedures for Tendering Shares" in the Offer to Purchase.

         Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than to the Dealer Manager as described in the Offer to Purchase) for soliciting tenders of the Shares pursuant to the Offer. Purchaser will, however, upon request, reimburse you for reasonable and necessary costs and expenses incurred by you in forwarding materials to your customers. Purchaser will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

         Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, any of Beacon Hill Partners, Inc., the Information Agent or the undersigned, as Dealer Manager, at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase and the Letter of Transmittal.


                                    Very truly yours,


                                    TM CAPITAL CORP.

         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF PURCHASER, THE COMPANY, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.


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